TANGER REPORTS THIRD QUARTER 2004 RESULTS

                        3200 Northline Avenue, Suite 360
                              Greensboro, NC 27408
                                  336-292-3010
                FAX 336-297-0931 3200 Northline Avenue, Suite 360
                              Greensboro, NC 27408
                         336-292-3010 FAX 336-297-0931



NEWS RELEASE

FOR RELEASE:  IMMEDIATE RELEASE

CONTACT:      Frank C. Marchisello, Jr.
                  (336) 834-6834

                    TANGER REPORTS THIRD QUARTER 2004 RESULTS
           33.6% Increase in Total FFO, 9.2% Increase in FFO per Share

Greensboro, NC, October 26, 2004, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported funds from operations ("FFO"), a widely accepted measure of REIT performance, for the three months ended September 30, 2004, was $15.8 million, or $0.95 per share, as compared to FFO of $11.9 million, or $0.87 per share, for the three months ended September 30, 2003, representing a 33.6% increase in total FFO and a 9.2% increase in FFO per share. For the nine months ended September 30, 2004, FFO was $45.3 million, or $2.73 per share, as compared to FFO of $33.1 million, or $2.47 per share, for the nine months ended September 30, 2003, representing a 36.9% increase in total FFO and a 10.5% increase in FFO per share.

Tanger's FFO included $172,000 and $1.4 million in gains on the sale of land parcels for the three months and nine months ended September 30, 2004, respectively, compared to no land parcel sales in the previous year. Excluding these gains, which are a component of our strategic plan, but unpredictable in their occurrence, FFO for the third quarter and nine months ended September 30, 2004 would have been $0.94 and $2.64 per share respectively, resulting in an 8.0% increase in FFO per share for the third quarter and a 6.9% increase in FFO per share for the nine months.

During the third quarter of 2004 Tanger recognized a $3.5 million loss associated with the sale of an outlet center in Dalton, Georgia, resulting in a net loss for the third quarter of 2004 of $2.0 million, or $0.15 per share, as compared to net income of $3.5 million, or $0.33 per share for the third quarter of 2003. For the nine months ended September 30, 2004, net income was $2.7 million, or $0.20 per share, compared to $7.2 million, or $0.72 per share for the first nine months of 2003.

Net income and FFO per share amounts above are on a diluted basis. A reconciliation of net income to FFO is presented on the supplemental information page of this press release.

                            Third Quarter Highlights

o Comparative sales increased 3.7% to $309 per square foot in reported same-space tenant sales for the rolling twelve months ended September 30, 2004

o 96% period-end portfolio occupancy rate, up from 95% in June 30, 2004 and September 30, 2003

o 40.1% debt-to-total market capitalization ratio, 3.45 times interest coverage ratio compared to 2.64 times last year

o General and administrative expenses as a percentage of total revenues decreased from 8.6% to 6.8%

o Year to date 1.45 million square feet, or 81.0% of the square feet scheduled to expire during 2004 has been renewed with the existing tenants at an average increase in base rental rates of 6.0%

o Generated approximately $11.0 million in net proceeds in conjunction with the sale of one non-core property

o    Expanded Board of Directors from five to six members

o Received an increase in corporate rating from Standard and Poor's Ratings Service to BBB-

o Completed the release of two properties which had been securing $53.5 million in mortgage loans

Stanley K. Tanger, Chairman of the Board and Chief Executive Officer, commented, "This marks the third full quarter that we have been operating the Charter Oak portfolio of nine centers. We have completely integrated these assets into all of our systems including accounting, marketing, leasing and operations. It is important to note that sales at our outlet centers along the east coast and the Gulf of Mexico were adversely affected by the hurricanes in September. Fortunately, no one was injured on our properties and the majority of stores are now open. Traffic at these centers, particularly our center in Foley, Alabama, continues to be down significantly. However, we do not expect this to have a material impact on our financial results."

                           Portfolio Operating Results

During the third quarter of 2004, Tanger executed 122 new leases, totaling 549,000 square feet. Lease renewals for the third quarter of 2004 accounted for 411,500 square feet and generated a 2.1% increase in average base rental rates on a cash basis. For the first nine months of 2004, 1,452,000 square feet of renewals generated a 6.0% increase in average base rental rates, and represented approximately 81.0% of the 1,790,000 square feet originally scheduled to expire during 2004. The average initial base rent for new stores opened during the first nine months of 2004 was $17.37, which was 6.7% above the average base rent for stores that closed during the same period. Same center net operating income increased 1.7% for the third quarter of 2004 compared to the same period in 2003.

Reported same-space sales per square foot for the rolling twelve months ended September 30, 2004 was $309 per square foot. This represents a 3.7% increase compared to the rolling twelve months ended September 30, 2003. For the third quarter of 2004, same-space sales increased by 1.5%, as compared to the same period in 2003. Same-space sales are defined as the weighted average sales per square foot reported in space open for the full duration of the comparative periods.

Reported same-store sales for the nine months ended September 30, 2004 increased 1.3% compared to the same period in 2003, while same-store sales for the third quarter of 2004 decreased 1.6% compared to the third quarter of 2003. Same-store sales are defined as sales for tenants whose stores have been open from January 1, 2003 through the duration of the comparison period. Sales were adversely affected by the hurricanes in September at a number of our centers located along the east coast and the Gulf of Mexico where sales were down 14.9% for the month of September 2004. Excluding these centers, same-space sales increased 5.3% for the quarter and 6.2 % for the rolling twelve months ended September 30, 2004 and same-store sales increased 0.1% for the quarter and 3.0% for the nine months ended September 30, 2004.

                         Investment and Other Activities

On August 23, 2004, Tanger announced that its Board of Directors had approved an expansion of its Board from five to six members and had elected Allan L. Schuman to become a member of Tanger's Board of Directors. Mr. Schuman, Chairman of the Board of Ecolab, Inc. (NYSE:ECL), brings 45 years of executive and management experience, having helped to build an international company with approximately $3.9 billion in annual sales and $8.5 billion in market capital. Ecolab currently does business in over 170 countries around the world.

As a continuation of our long-term strategy to dispose of non-core assets and to upgrade our portfolio, on September 8, 2004, Tanger sold its 173,430 square foot outlet center located in Dalton, Georgia for a total cash sales price of $11.5 million. After the deduction of all closing costs, Tanger received net proceeds of approximately $11.0 million and recognized a net loss on the sale of the property of $3.5 million. Tanger originally purchased this property in March 1998.

Tanger continues its pre-development and leasing of four previously announced sites located in Pittsburgh, Pennsylvania; Deer Park, New York; Charleston, South Carolina; and Wisconsin Dells, Wisconsin, with expected deliveries during 2006 and 2007.

                 Financing Activities and Balance Sheet Summary

During the third quarter of 2004, Tanger was successful in obtaining an additional $25 million unsecured line of credit from Citicorp North America, Inc., a subsidiary of Citigroup; bringing the total committed unsecured lines of credit to $125 million. In addition, the Company has completed the extension of the maturity dates on all of its lines of credit until June of 2007. Tanger also completed the release of two properties which had been securing $53.5 million in mortgage loans with Wells Fargo Bank, thus creating an unsecured note with Wells Fargo Bank for the same face amount.

As of September 30, 2004, Tanger had a total market capitalization of approximately $1.3 billion, with $501.5 million of debt outstanding (excluding a debt premium of $10.0 million), equating to a 40.1% debt-to-total market capitalization ratio. This represents a 51.8% increase in total market capitalization since September 30, 2003. As of September 30, 2004, $448.0 million, or 89.3% of Tanger's total debt, was at fixed interest rates and the Company did not have any amounts borrowed on its unsecured lines of credit. During the third quarter Tanger continued to improve its interest coverage ratio, which was 3.45 times for the third quarter of 2004, as compared to 2.64 times interest coverage in the same period last year.

On October 25, 2004, Tanger repaid $47.5 million, 7.875% unsecured notes at maturity, using approximately $20.2 million in net proceeds from the sale of the three properties and four parcels of land during the first nine months of 2004, plus other funds available under its lines of credit. Following the repayment of these notes, Tanger had $26.0 million outstanding on its $125 million in lines of credit.

                           2004 FFO Per Share Guidance

Based on current market conditions, the strength and stability of its core portfolio and the Company's development, acquisition and disposition strategy, Tanger currently believes its net income available to common shareholders for 2004 will be between $0.70 and $0.72 per share and its FFO for 2004 will be between $3.76 and $3.78 per share, representing an increase in FFO over the prior year of approximately 9%. The following table provides the reconciliation of estimated diluted FFO per share to estimated diluted net income available to common shareholders per share:

For the twelve months ended December 31, 2004:
                                                         Low Range    High Range
Estimated diluted net income available to
         common shareholders per share                      $ 0.37        $ 0.39

Minority interest, depreciation and amortization uniquely
   significant to real estate including minority interest
   share, gain or loss on sale of real estate assets,
   and our share of joint ventures                            3.39          3.39

Estimated diluted FFO per share                             $ 3.76        $ 3.78

                          Third Quarter Conference Call

Tanger will host a conference call to discuss its third quarter results for analysts, investors and other interested parties on Wednesday, October 27, 2004, at 10:00 A.M. eastern time. To access the conference call, listeners should dial 1-877-277-5113 and request to be connected to the Tanger Factory Outlet Centers Third Quarter Financial Results call. Alternatively, the call will be web cast by CCBN and can be accessed at the "Tanger News" section of Tanger Factory Outlet Centers, Inc.'s web site at www.tangeroutlet.com.

A telephone replay of the call will be available from October 27, 2004 starting at 12:00 P.M. Eastern Time through 11:59 P.M., October 29, 2004, by dialing 1-800-642-1687 (conference ID # 242617). Additionally, an online archive of the broadcast will also be available through October 29, 2004.

                       About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc. (NYSE: SKT), a fully integrated, self-administered and self-managed publicly traded REIT, presently has ownership interests in or management responsibilities for 37 centers in 23 states coast to coast, totaling approximately 9.2 million square feet of gross leasable area. Tanger is filing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended September 30, 2004. For more information on Tanger Outlet Centers, visit our web site at www.tangeroutlet.com.

Estimates of future net income per share and FFO per share are by definition, and certain other matters discussed in this press release regarding our re-merchandising strategy, the renewal and re-tenanting of space, tenant sales and sales trends, interest rates, fund from operations, the development of new centers, the opening of ongoing expansions, coverage of the current dividend and the impact of sales of land parcels may be, forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the availability and cost of capital, our ability to lease our properties, our inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2003.


              TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                                                          Three Months Ended            Nine Months Ended
                                                                           September 30,                 September 30,
                                                                           2004          2003            2004          2003
--------------------------------------------------------------------------------------------------------------------------------
                                                                           (unaudited)                   (unaudited)
REVENUES
  Base rentals (a)                                                        $ 32,879      $ 19,124         $ 96,380      $ 56,534
  Percentage rentals                                                         1,289           774            2,958         1,717
  Expense reimbursements                                                    13,060         8,028           37,956        24,081
  Other income (b)                                                           1,816         1,040            5,054         2,478
--------------------------------------------------------------------------------------------------------------------------------
       Total revenues                                                       49,044        28,966          142,348        84,810
--------------------------------------------------------------------------------------------------------------------------------
EXPENSES
  Property operating                                                        14,953         9,527           43,095        28,472
  General and administrative                                                 3,346         2,489            9,757         7,367
  Depreciation and amortization                                             14,042         6,734           39,154        20,361
--------------------------------------------------------------------------------------------------------------------------------
       Total expenses                                                       32,341        18,750           92,006        56,200
--------------------------------------------------------------------------------------------------------------------------------
Operating income                                                            16,703        10,216           50,342        28,610
  Interest expense                                                           8,919         6,427           26,684        19,707
--------------------------------------------------------------------------------------------------------------------------------
Income before equity in earnings of unconsolidated joint ventures,
   minority interests and discontinued operations                            7,784         3,789           23,658         8,903
Equity in earnings of unconsolidated joint ventures (c)                        359           267              799           639
Minority interests
Consolidated joint venture                                                  (7,198)            -          (20,410)            -
Operating partnership                                                         (175)         (916)            (743)       (2,054)
--------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations                                              770         3,140            3,304         7,488
Discontinued operations, net of minority interests (d)                      (2,785)          380             (562)          530
--------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                           (2,015)        3,520            2,742         8,018
Less applicable preferred share dividends                                        -             -                -          (806)
--------------------------------------------------------------------------------------------------------------------------------
Net income (loss) available to common shareholders                        $ (2,015)      $ 3,520          $ 2,742       $ 7,212
--------------------------------------------------------------------------------------------------------------------------------

Basic earnings per common share:
  Income from continuing operations                                         $ 0.06        $ 0.30           $ 0.25        $ 0.70
  Net income (loss)                                                        $ (0.15)       $ 0.34           $ 0.20        $ 0.74
--------------------------------------------------------------------------------------------------------------------------------

Diluted earnings per common share:
  Income from continuing operations                                         $ 0.06        $ 0.30           $ 0.24        $ 0.69
  Net income (loss)                                                        $ (0.15)       $ 0.33           $ 0.20        $ 0.72
--------------------------------------------------------------------------------------------------------------------------------

Funds from operations (FFO)                                               $ 15,837      $ 11,854         $ 45,336      $ 33,121
FFO per common share - diluted                                              $ 0.95        $ 0.87           $ 2.73        $ 2.47
--------------------------------------------------------------------------------------------------------------------------------

Summary of discontinued operations (d)
  Operating income from discontinued operations                              $ 135         $ 491            $ 777       $ 1,430
  Loss on sale of real estate                                               (3,544)            -           (1,460)         (735)
--------------------------------------------------------------------------------------------------------------------------------
  Income (loss) from discontinued operations                                (3,409)          491             (683)          695
  Minority interest in discontinued operations                                 624          (111)             121          (165)
--------------------------------------------------------------------------------------------------------------------------------
Discontinued operations, net of minority interest                         $ (2,785)        $ 380           $ (562)        $ 530
--------------------------------------------------------------------------------------------------------------------------------

(a) Includes straight-line rent and market rent adjustments of $358 and $(35) for the three months ended and $946 and $(147)
    for the nine months ended September 30, 2004 and 2003, respectively.
(b) Includes gains on sales of four outparcels of land of $172 and $1,391 for the three and nine months ended September 30, 2004.
(c) Includes Myrtle Beach, South Carolina Hwy 17 property which is operated by us through a 50% ownership joint venture.
(d) In accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long Lived Assets",
    the results of operations for properties disposed of during the year have been reported above as discontinued
    operations for both the current and prior periods presented.

              TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)
                                                                                     September 30,     December 31,
                                                                                           2004             2003
-------------------------------------------------------------------------------------------------------------------
                                                                                                 (unaudited)
ASSETS
 Rental property
   Land                                                                                  $ 113,869       $ 119,833
   Buildings, improvements and fixtures                                                    956,109         958,720
-------------------------------------------------------------------------------------------------------------------
                                                                                         1,069,978       1,078,553
   Accumulated depreciation                                                               (215,172)       (192,698)
-------------------------------------------------------------------------------------------------------------------
   Rental property, net                                                                    854,806         885,855
Cash and cash equivalents                                                                   27,135           9,836
Deferred charges, net                                                                       60,958          68,568
Other assets                                                                                19,595          23,178
-------------------------------------------------------------------------------------------------------------------
     Total assets                                                                        $ 962,494       $ 987,437
-------------------------------------------------------------------------------------------------------------------

LIABILITIES, MINORITY INTERESTS AND SHAREHOLDERS' EQUITY
 Liabilities
   Long-term debt
   Senior, unsecured notes                                                               $ 147,509       $ 147,509
   Mortgages payable (including a premium of $9,976 and $11,852 respectively)              310,483         370,160
   Unsecured note                                                                           53,500               -
   Lines of credit                                                                               -          22,650
-------------------------------------------------------------------------------------------------------------------
                                                                                           511,492         540,319
 Construction trade payables                                                                10,361           4,345
 Accounts payable and accrued expenses                                                      17,488          18,025
-------------------------------------------------------------------------------------------------------------------
     Total liabilities                                                                     539,341         562,689
-------------------------------------------------------------------------------------------------------------------
Commitments
Minority interests
 Consolidated joint venture                                                                221,400         218,148
 Operating partnership                                                                      36,533          39,182
-------------------------------------------------------------------------------------------------------------------
     Total minority interests                                                              257,933         257,330
-------------------------------------------------------------------------------------------------------------------
Shareholders' equity
 Common shares, $.01 par value, 50,000,000 shares authorized,
  13,718,208 and 12,960,643 shares issued and outstanding
  at September 30, 2004 and December 31, 2003                                                  137             130
 Paid in capital                                                                           274,423         250,070
 Distributions in excess of net income                                                    (105,116)        (82,737)
 Deferred compensation                                                                      (4,224)              -
 Accumulated other comprehensive loss                                                            -             (45)
-------------------------------------------------------------------------------------------------------------------
Total shareholders' equity                                                                 165,220         167,418
-------------------------------------------------------------------------------------------------------------------
Total liabilities, minority interests and shareholders' equity                           $ 962,494       $ 987,437
-------------------------------------------------------------------------------------------------------------------


              TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
                            SUPPLEMENTAL INFORMATION
         (In thousands, except per share, state and center information)

                                                                        Three Months Ended       Nine Months Ended
                                                                           September 30,             September 30,
                                                                          2004        2003           2004         2003
-----------------------------------------------------------------------------------------------------------------------
Funds From Operations:
 Net income (loss)                                                     $ (2,015)    $ 3,520        $ 2,742      $ 8,018
 Adjusted for:
  Minority interest in operating partnership                                175         916            743        2,054
  Minority interest adjustment - consolidated joint venture                 314           -             18            -
  Minority interest, depreciation and amortization
   attributable to discontinued operations                                 (518)        461            433        1,356
  Depreciation and amortization uniquely significant to
   real estate - consolidated                                            13,986       6,670         38,985       20,150
  Depreciation and amortization uniquely significant to
   real estate - unconsolidated joint venture                               351         287            955          808
  Net loss on sales of real estate                                        3,544           -          1,460          735
-----------------------------------------------------------------------------------------------------------------------
   Funds from operations                                               $ 15,837    $ 11,854       $ 45,336     $ 33,121
-----------------------------------------------------------------------------------------------------------------------
   Funds from operations per share - diluted                             $ 0.95      $ 0.87         $ 2.73       $ 2.47
-----------------------------------------------------------------------------------------------------------------------


WEIGHTED AVERAGE SHARES
 Basic weighted average common shares                                    13,612      10,404         13,485        9,729
 Effect of outstanding share and unit options                                60         195             98          227
 Effect of unvested restricted share awards                                  11           -              9            -
-----------------------------------------------------------------------------------------------------------------------
 Diluted weighted average common shares (for
  earnings per share computations)                                       13,683      10,599         13,592        9,956
 Convertible preferred shares (a)                                             -           -              -          435
 Convertible operating partnership units (a)                              3,033       3,033          3,033        3,033
-----------------------------------------------------------------------------------------------------------------------
 Diluted weighted average common shares (for
  funds from operations per share computations)                          16,716      13,632         16,625       13,424
-----------------------------------------------------------------------------------------------------------------------


OTHER INFORMATION
Gross leasable area open at end of period -
 Wholly owned                                                             5,066       5,483          5,066        5,483
 Partially owned - consolidated (b)                                       3,271           -          3,271            -
 Partially owned - unconsolidated (c)                                       391         318            391          318
 Managed                                                                    432         457            432          457
-----------------------------------------------------------------------------------------------------------------------
Total gross leasable area open at end of period                           9,160       6,258          9,160        6,258

Outlet centers in operation -
 Wholly owned                                                                23          27             23           27
 Partially owned - consolidated (b)                                           9           -              9            -
 Partially owned - unconsolidated (c)                                         1           1              1            1
 Managed                                                                      4           5              4            5
-----------------------------------------------------------------------------------------------------------------------
Total outlet centers in operation                                            37          33             37           33

States operated in at end of period (b) (c)                                  23          20             23           20
Occupancy percentage at end of period (b) (c)                                96%         95%            96%          95%
----------------------------------------------------------------------------------------------------------------------
(a)  The convertible preferred shares and operating partnership units (minority interest) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.
(b) Includes the Charter Oak portfolio which is operated by us through a 33% ownership joint venture.  However, these properties are consolidated for financial reporting under FIN 46.
(c) Includes Myrtle Beach, South Carolina Hwy 17 property which is operated by us through a 50% ownership joint venture.

We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report. FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance. FFO is generally defined as net income
(loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate and after adjustments for unconsolidated partnerships and joint ventures. We caution that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of operating performance or to cash flows from operations as a measure of liquidity. FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.
                                       7